Exhibit 99.1

Press Release

Safehold Reports Third Quarter 2022 Results

NEW YORK, November 1, 2022

Safehold Inc. (NYSE: SAFE) reported results for the third quarter 2022.

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investor Relations” section.

Highlights from the earnings announcement include:

—	Q3‘22 earnings per share were $1.06, a 182% increase year-over-year
—	Q3‘22 revenue was $71.7 million, a 52% increase year-over-year
—	Closed $284 million[1] of new originations in Q3’22, bringing total aggregate portfolio to $6.1 billion
—	Generated a $46.4 million net gain in Q3‘22 from the sale of one ground lease
—	UCA grew by an estimated $597 million in Q3‘22, bringing total UCA to an estimated $10.5 billion

“Safehold reported steady progress during the third quarter with over $280 million of new originations, growing the portfolio to $6.1 billion,” said Jay Sugarman, Chairman and Chief Executive Officer. “The sale of an existing ground lease also helped highlight the potential value embedded in our portfolio and in Caret.”

1 Investments in Q3’22 include $29m of new forward commitments that have not yet been funded. Such funding commitments are subject to certain conditions. There can be no assurance that Safehold will complete these transactions.

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial-in information listed below:

Dial-In:	888.506.0062
International:	973.528.0011
Access Code:	432150

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:00 p.m. ET on November 1, 2022 through 12:00 a.m. ET on November 15, 2022 by calling:

Replay:	877.481.4010
International:	919.882.2331
Access Code:	46957

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About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

Company Contact:
Jason Fooks
Senior Vice President
Investor Relations & Marketing
T 212.930.9400
E investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com